LifeVantage Announces Financial Results for the
Second Quarter of Fiscal 2018

Launched new e-commerce business model in China
Introduced Vitality Stack Packets

Salt Lake City, UT, February 7, 2018, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its second quarter ended December 31, 2017.
Second Quarter Fiscal 2018 Summary:

•	Revenue increased 1.1% to $49.5 million year over year and 0.7% sequentially;

•
Revenue in the Americas decreased 1.9% while revenue in Asia/Pacific & Europe increased 11.0% including a 9.3% increase in Japan, both on a year over year basis. On a sequential basis, revenue in the Americas increased 2.0% while revenue in Asia/Pacific & Europe decreased 3.0%, including a 4.4% decrease in Japan;

•	Active independent distributors and active preferred customers decreased 1.6% and 2.7%, respectively, year over year and decreased on a sequential basis 1.6% and 0.9%, respectively;

•	Adjusted EBITDA decreased 5.0% year over year to $3.7 million while increasing 37.6% sequentially;

•	Earnings per diluted share were $0.02 and adjusted earnings per diluted share were $0.11; and

•	Completed first share repurchases under the Company's $5.0 million shares repurchase program.
”We continue to execute on our key initiatives for fiscal 2018 and generated both year over year and sequential revenue growth during the second quarter,” stated LifeVantage President and Chief Executive Officer Darren Jensen. “The recent launch of our highly anticipated Vitality Stack Packets is a key aspect of our product strategy initiatives. We are also pleased to have successfully completed our commercial test of the new business model supporting our entry into China and formally launched in this promising new market on February 1, 2018. As we enter the second half of our fiscal year, we are focused on accelerating revenue growth as our transformational initiatives take hold across LifeVantage’s growing global footprint.”
Second Quarter Fiscal 2018 Results
For the second fiscal quarter ended December 31, 2017, the Company reported revenue of $49.5 million, an increase of 1.1% as compared to $48.9 million in the second quarter of fiscal 2017. Revenue in the Americas for the second quarter decreased 1.9% compared to the second quarter of fiscal 2017, while revenue in the Asia/Pacific & Europe region increased 11.0% compared to the second quarter of fiscal 2017. Revenue in Japan increased 9.3% compared to the second quarter of fiscal 2017. Revenue for the second quarter of fiscal 2018 was negatively impacted $0.1 million, or 0.3%, by foreign currency fluctuations associated with revenue generated in several international markets when compared to the second quarter of fiscal 2017.
Gross profit for the second quarter of fiscal 2018 was $40.4 million, or 81.6% of revenue, compared to $41.4 million, or 84.7% of revenue, for the same period in fiscal 2017. Commissions and incentives expense for the second quarter of fiscal 2018 was $23.4 million, or 47.3% of revenue, compared to $23.5 million, or 48.1% of revenue, for the same period in fiscal 2017. Selling, general and administrative expense (SG&A) for the second quarter of fiscal 2018 was $14.6 million, or 29.6% of revenue, compared to $17.2 million, or 35.2% of revenue, for the same period in fiscal 2017.
Operating income for the second quarter of fiscal 2018 was $2.3 million, compared to $0.7 million for the second quarter of fiscal 2017. Operating income during the second quarter of fiscal 2018 included approximately $0.2 million of expenses associated with recruiting and transition fees and approximately $20,000 for expenses associated with class-action lawsuits. Adjusted EBITDA was $3.7 million for the second quarter of fiscal 2018, compared to $3.9 million for the comparable period in fiscal 2017.
Net income for the second quarter of fiscal 2018 was $0.3 million, or $0.02 per diluted share. This compares to net income for the second quarter of fiscal 2017 of $0.3 million, or $0.02 per diluted share. Adjusted for recruiting and transition expenses of $0.2 million and class-action lawsuit expense of $20,000, net of $56,000 of tax impacts of these adjustments, and $1.2 million of one-time, non-cash tax expense associated with the re-valuation of deferred tax assets to the new federal corporate tax rate, adjusted Non-GAAP net income was $1.6 million for the second quarter of fiscal 2018, or $0.11 per diluted share; compared to $1.6 million, or $0.11 per diluted share for the comparable period of fiscal 2017. Non-GAAP adjustments to net income during the second quarter of fiscal 2017 included costs associated with the audit committee's independent review of $1.7 million and executive recruiting and transition expenses of $0.1 million, net of $0.6 million of tax impacts for this adjustment.
Fiscal 2018 First Six Months Results
For the first six months of fiscal 2018, the Company reported net revenue of $98.6 million, a decrease of 5.0% compared to $103.8 million for the first six months of fiscal 2017. In the first six months of fiscal 2018, revenue in the Americas decreased 6.0% and revenue in Asia/Pacific & Europe decreased 2.1%. Revenue for the first six months of fiscal 2018 was negatively impacted $0.9 million, or 0.9%, by foreign currency fluctuations associated with revenue generated in several international markets.
Gross profit for the first six months of fiscal 2018 was $80.8 million, or 81.9% of revenue, compared to $87.5 million, or 84.3% of revenue, for the first six months of fiscal 2017. Commissions and incentives expense for the first six months of fiscal 2018 was $46.8 million, or 47.5% of revenue, compared to $49.8 million, or 48.0% of revenue, for the first six months of fiscal 2017. SG&A for the first six months of fiscal 2018 was $30.2 million, or 30.7% of revenue, compared to $35.0 million, or 33.7% of revenue, for the first six months of fiscal 2017.
Operating income for the first six months of fiscal 2018 was $3.7 million, compared to $2.7 million for the first six months of fiscal 2017. Operating income for the first six months of fiscal 2018 includes $0.2 million for expenses associated with executive recruiting fees, $0.2 million for expenses associated with class-action lawsuit expenses and $0.1 million for expenses associated with non-recurring legal and accounting expenses. Operating income in the first six months of fiscal 2017 included $2.7 million for expenses associated with the audit committee review and $0.1 million for net executive severance, recruiting and transition expenses. Adjusted EBITDA was $6.3 million for the first six months of fiscal 2018, compared to $8.2 million for the same period in fiscal 2017.
Net income for the first six months of fiscal 2018 was $1.1 million, or $0.08 per diluted share, compared to $1.5 million, or $0.10 per diluted share for the first six months of fiscal 2017. Adjusted for recruiting and transition expenses of $0.2 million, class-action lawsuit expenses of $0.2 million, and non-recurring legal and accounting expenses of $0.1 million, net of $0.1 million of tax impacts of these adjustments, and $1.2 million of one-time, non-cash tax expense associated with the re-valuation of deferred tax assets to the new federal corporate tax rate, adjusted Non-GAAP net income for the first six months of fiscal 2018 was $2.6 million, or $0.19 per diluted share. On a tax-adjusted basis, adjusting for expenses associated with the audit committee review of $1.9 million, along with $0.1 million of costs for net executive severance, recruiting and transition expenses, adjusted Non-GAAP net income for the first six months of fiscal year 2017 was $3.5 million or $0.24 per diluted share.
Balance Sheet & Liquidity
The Company generated $4.7 million of cash from operations during the first six months of fiscal 2018 compared to $5.1 million in fiscal 2017. The year-over-year decrease in cash provided by operations during fiscal 2018 primarily relates to decreases in certain working capital asset accounts, partially offset by a decrease in net income. The Company's cash and cash equivalents at December 31, 2017 were $12.8 million, an increase of $1.3 million when compared to $11.5 million at June 30, 2017. Total debt at December 31, 2017 was $6.5 million compared to $7.4 million at June 30, 2017.
Fiscal Year 2018 Guidance

The Company expects to be at the lower end of its prior revenue guidance range, or about $206 million, in fiscal year 2018 and reiterates its prior adjusted non-GAAP diluted earnings per share guidance in the range of $0.40 to $0.50. The Company's adjusted non-GAAP earnings per diluted share guidance excludes any non-operating or non-recurring expenses that may materialize during fiscal 2018. The Company is not providing GAAP earnings per diluted share guidance for fiscal 2018 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. International callers can dial (323) 794-2551. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, February 14, 2018, by dialing (844) 512-2921 from the U.S. and entering confirmation code 3965070, or (412) 317-6671 from international locations, and entering confirmation code 3965070.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation is a science-based health, wellness and anti-aging company dedicated to helping people transform themselves internally and externally at a cellular level. Its scientifically-validated product lines include Protandim® Nrf2 and NRF1 Synergizers, TrueScience® Anti-Aging Skin Care Regimen, Petandim® for Dogs, AXIO® Smart Energy and the PhysIQ™ Smart Weight Management System. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe", "hopes", "intends", "estimates", "expects", "projects", "plans", "anticipates", "look forward to", "goal", “may be”, and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding the effectiveness of our policies and procedures, future growth and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	December 31, 2017	June 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$12,794	$11,458
Accounts receivable	1,542	1,334
Income tax receivable	86	913
Inventory, net	16,819	16,575
Prepaid expenses and deposits	4,052	5,266
Total current assets	35,293	35,546

Property and equipment, net	4,644	3,127
Intangible assets, net	1,181	1,247
Long-term deferred income tax asset	3,396	4,087
Other long-term assets	1,142	1,242
TOTAL ASSETS	$45,656	$45,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,269	$4,850
Commissions payable	6,692	6,837
Income tax payable	407	215
Other accrued expenses	10,360	9,453
Current portion of long-term debt	2,000	2,000
Total current liabilities	22,728	23,355

Long-term debt
Principal amount	4,500	5,500
Less: unamortized discount and deferred offering costs	(43)	(60)
Long-term debt, net of unamortized discount and deferred offering costs	4,457	5,440
Other long-term liabilities	1,966	1,927
Total liabilities	29,151	30,722
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.001 per share, 50,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.001 per share, 250,000 shares authorized and 14,211 and 14,232 issued and outstanding as of December 31, 2017 and June 30, 2017, respectively	14	14
Additional paid-in capital	122,627	121,599
Accumulated deficit	(106,108)	(106,992)
Accumulated other comprehensive loss	(28)	(94)
Total stockholders’ equity	16,505	14,527
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,656	$45,249

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
(In thousands, except per share data)
Revenue, net	$49,482	$48,947	$98,609	$103,841
Cost of sales	9,117	7,500	17,856	16,332
Gross profit	40,365	41,447	80,753	87,509

Operating expenses:
Commissions and incentives	23,395	23,540	46,804	49,836
Selling, general and administrative	14,643	17,207	30,224	34,987
Total operating expenses	38,038	40,747	77,028	84,823
Operating income	2,327	700	3,725	2,686

Other expense:
Interest expense	(103)	(138)	(265)	(275)
Other expense, net	(169)	(150)	(147)	(321)
Total other expense	(272)	(288)	(412)	(596)
Income before income taxes	2,055	412	3,313	2,090
Income tax expense	(1,738)	(129)	(2,179)	(627)
Net income	$317	$283	$1,134	$1,463
Net income per share:
Basic	$0.02	$0.02	$0.08	$0.11
Diluted	$0.02	$0.02	$0.08	$0.10
Weighted-average shares outstanding:
Basic	13,956	13,840	13,959	13,830
Diluted	14,153	14,132	14,117	14,176

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2017		2016		2017		2016
(In thousands)
Americas	$36,903	75%	$37,613	77%	$73,066	74%	$77,748	75%
Asia/Pacific & Europe	12,579	25%	11,334	23%	25,543	26%	26,093	25%
Total	$49,482	100%	$48,947	100%	$98,609	100%	$103,841	100%

	Active Independent Distributors (1)
	(unaudited)

	As of December 31,
	2017		2016
Americas	44,000	71%	46,000	73%
Asia/Pacific & Europe	18,000	29%	17,000	27%
Total	62,000	100%	63,000	100%

	Active Preferred Customers (2)
	(unaudited)

	As of December 31,
	2017		2016
Americas	86,000	80%	89,000	80%
Asia/Pacific & Europe	22,000	20%	22,000	20%
Total	108,000	100%	111,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP Net income	$317	$283	$1,134	$1,463
Interest Expense	103	138	265	275
Provision for income taxes	1,738	129	2,179	627
Depreciation and amortization	322	414	672	826
Non-GAAP EBITDA:	2,480	964	4,250	3,191
Adjustments:
Stock compensation expense	830	576	1,453	1,515
Other (income) expense, net	169	150	147	321
Other adjustments(1)	183	2,165	474	3,176
Total adjustments	1,182	2,891	2,074	5,012
Non-GAAP Adjusted EBITDA	$3,662	$3,855	$6,324	$8,203

(1) Other adjustments for the three months ended December 31, 2017 include approximately $0.2 million for expenses associated with executive transition fees and $20,000 for expenses associated with class-action lawsuits. Other adjustments for the three months ended December 31, 2016 include approximately $1.7 million for costs associated with the audit committee review and $0.5 million for executive severance and recruiting fees. Other adjustments for the six months ended December 31, 2017 include approximately $0.2 million for expenses associated with executive recruiting fees, $0.2 million for expenses associated with class-action lawsuits and $0.1 million for expenses associated with non-recurring legal and accounting expenses. Other adjustments for the six months ended December 31, 2016 include approximately $2.7 million for costs associated with the audit committee review and $0.5 million for executive severance and recruiting fees.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP Net income	$317	$283	$1,134	$1,463
Adjustments:
Executive team severance expenses, net	—	79	—	79
Executive team recruiting and transition expenses	163	65	207	65
Audit committee independent review expenses	—	1,730	—	2,742
Class-action lawsuit expenses	20	—	216	—
Other nonrecurring legal and accounting expenses	—	—	51	—
Tax impact of adjustments (1)	(56)	(563)	(145)	(867)
Tax expense impact of revaluation of deferred tax assets (2)	1,166	—	1,166	—
Total adjustments, net of tax	1,293	1,311	1,495	2,019
Non-GAAP Net Income:	$1,610	$1,594	$2,629	$3,482

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Diluted earnings per share, as reported	$0.02	$0.02	$0.08	$0.10
Total adjustments, net of tax	0.09	0.09	0.11	0.14
Diluted earnings per share, as adjusted	$0.11	$0.11	$0.19	$0.24

(1) Tax impact of adjustments excludes the effect of the one-time deferred tax asset adjustment.
(2) Tax impact of the remeasurement of our deferred tax assets, pursuant to the 2017 tax reform legislation. Deferred tax assets were reduced as the reversal of the underlying transactions will be deductible at the lower corporate tax rates included in the 2017 legislation.